As filed with the Securities and Exchange Commission on February 24, 1998
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                                FRED MEYER, INC.
               (Exact name of registrant as specified in charter)

                                ---------------

                Delaware                                    91-1826443
      (State or other jurisdiction                         (IRS Employer
    of incorporation or organization)                    Identification No.)

                               3800 SE 22nd Avenue
                             Portland, Oregon 97202
                                 (503) 232-8844
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                                ---------------

                                 Roger A. Cooke
              Senior Vice President, General Counsel and Secretary
                                Fred Meyer, Inc.
                               3800 SE 22nd Avenue
                               Portland, OR 97202
                                 (503) 232-8844
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Margaret Hill Noto
                                 Stoel Rives LLP
                               900 SW Fifth Avenue
                           Portland, Oregon 97204-1268

        Approximate date of commencement of proposed sale to the public:
                           On or after March 10, 1998

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

If delivery of the prospectus is expected to be made pursuant to Rule 424, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                                                          Proposed
                                                             Proposed                      Maximum
    Title of Securities        Amount To Be              Maximum Offering            Aggregate Offering             Amount of
      To Be Registered          Registered              Price Per Share (1)               Price (1)             Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock,           13,128,600 shares               $39.29/32                  $523,913,194                $154,555
       $.01 par value
--------------------------------------------------------------------------------------------------------------------------------
(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on $39.29/32, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on
     February 20, 1998 as reported in The Wall Street Journal.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

                                FRED MEYER, INC.

                       13,128,600 Shares of Common Stock
                                ($.01 par value)

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock of Fred Meyer, Inc. (the "Company" or "Fred Meyer") offered hereby (the "Shares") may be sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the offering.

     The Common Stock of the Company is traded on the New York Stock Exchange. On February 23, 1998, the closing price for the Common Stock as reported in The Wall Street Journal was $41 7/16 per share.

     The Shares may be offered or sold from time to time by the Selling Stockholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. See "Plan of Distribution."

                                ---------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                                ---------------

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                                ---------------

              The date of this Prospectus is ______________, 1998.

                                   THE COMPANY

     Fred Meyer is a regional retailer of a wide range of food and drug products and general merchandise, including apparel, photo and electronics, products for the home and fine jewelry. As of January 1, 1998, Fred Meyer operated 112 multi-department stores under the Fred Meyer banner in the Pacific Northwest and Intermountain states, 155 food and drug combination stores and multi-department stores under the Smith's Food & Drug Centers and Smitty's banners in the Intermountain and Southwest states and 164 mall jewelry stores under the Fred Meyer Jewelers, Merksamer Jewelers, and Fox's Jewelers banners.

     Fred Meyer expects to acquire by merger Quality Food Centers, Inc. ("QFC") and Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less") in two separate transactions. The consideration being paid in each of the mergers is common stock of Fred Meyer. A portion of the shares to be received in the merger with Ralphs/Food 4 Less are offered for resale pursuant to this Prospectus. As of January 1, 1998, QFC operated 89 premium supermarkets principally under the QFC banner in the Seattle/Puget Sound area of Washington and 56 conventional supermarkets under the Hughes Family Markets banner in Southern California. As of January 1, 1998, Ralphs/Food 4 Less operated 264 conventional supermarket stores principally under the Ralphs banner in Southern California and 80 price-impact supermarkets in a warehouse format principally under the Food 4 Less banner in Southern California.

     Fred Meyer was incorporated in Delaware in July 1997 as a successor to the business of a company which opened its first store in downtown Portland, Oregon in 1922 and was incorporated in Oregon in 1923. Fred Meyer's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202, and its telephone number is (503) 232-8844. Except where the context otherwise requires, references to Fred Meyer or the Company are to Fred Meyer, Inc., its subsidiaries and its predecessors.


                              AVAILABLE INFORMATION

     The Company, Quality Food Centers, Inc. ("QFC") and Food 4 Less Holdings, Inc. ("Food 4 Less") are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company, QFC and Food 4 Less may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: 75 Park Place, 14th Floor, New York, New York 10007; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. All of the above-referenced documents can also be obtained from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, the Common Stock is listed on the New York Stock Exchange, and reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange.

     The Company, QFC and Food 4 Less hereby undertake to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to, (1) for Fred Meyer, Roger A. Cooke, Secretary, Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, telephone (503) 232-8844, (2) for QFC, Susan Obuchowski, Secretary, Quality Food Centers, Inc., 10112 NE 10th Street, Suite 201, Bellevue, Washington 98004, telephone (425) 462-2177, and (3) for Food 4 Less, Terrence J. Wallock, Secretary, Food 4 Less Holdings, Inc., 1100 West Artesia Boulevard, Compton, California 90220, telephone (310) 884-9000, copies of any and all of the information that has been incorporated by reference into this Prospectus, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to the Company, QFC and Food 4 Less contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information provided to the Company by the Selling Stockholders.

                                            Common Stock
                                            beneficially            Common Stock
Name of Selling                              owned as of         offered by this
  Stockholder                                     , 1998              Prospectus
---------------                             ------------         ---------------
Apollo Investment Fund III, L.P.
Apollo U.K. Partners III, L.P.
Apollo Overseas Partners III, L.P.
Apollo Investment Fund, L.P.
Land Free Investment Ltd.
F4L\AB Investors, L.P.
F4L Equity Partners, L.P.
Ronald W. Burkle
FFL Partners
Yucaipa Capital Fund
The Yucaipa Companies
Yucaipa/F4L Partners

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be on stock exchanges (including the New York Stock Exchange) or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 Act") in connection with such sales.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing (i) the name of such Selling Stockholder and of the participating brokers or dealers, (ii) the number of Shares involved, (iii) the price at which such Shares will be sold, (iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference:

     1. The latest Annual Reports on Form 10-K, as amended, of Fred Meyer, QFC and Food 4 Less, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Reports on Form 10-K referred to in (1) above;

     3.   The definitive Joint Proxy and Consent Solicitation
          Statement/Prospectus of the Company, QFC and Food 4 Less dated January 27, 1998; and

     4. The description of the Common Stock contained in the Company's registration statement under section 12 of the 1934 Act including any amendment or report updating such description.

     All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP (Portland, Oregon), independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of said firm given upon its authority as experts in accounting and auditing.

     The financial statements of QFC as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in the QFC Form 10-K/A for the year ended December 28, 1996, dated July 23, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP (Seattle, Washington), independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Food 4 Less as of February 2, 1997, January 28, 1996 and January 29, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the 53 weeks ended February 2, 1997, the 52 weeks ended January 28, 1996, the 31 weeks ended January 29, 1995 and the 52 weeks ended June 25, 1994 and the related financial statement schedules incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Keith Uddenberg, Inc. as of December 31, 1994 and December 30, 1995 and for each of the two years in the period ended December 30, 1995 included in the QFC Form 8-K/A dated November 12, 1996, and filed February 20, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP (Seattle, Washington), independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Hughes Markets, Inc. incorporated by reference herein from QFC's Current Report on Form 8-K/A dated February 20, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses:

          Registration fee............................ $   154,555

          Legal fees..................................       2,500*

          Accounting Fees.............................      10,000*
                                                       -----------

               Total.................................. $   167,055

          --------------------

          *Estimated

Item 15. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware GCL") grants each corporation the power to indemnify officers and directors under certain circumstances. Article VII.A of Fred Meyer's Certificate of Incorporation (the "Certificate") and Article V of Fred Meyer's Bylaws (the "Bylaws") provide for indemnification to the fullest extent permitted by Section
145. Reference is made to the Certificate and the Bylaws of Fred Meyer, which are filed by incorporation by reference as Exhibits 3.1 and 3.2 hereto, respectively.

     As authorized by Section 102 of the Delaware GCL, Fred Meyer has included in the Certificate a provision eliminating the liability of a director to Fred Meyer or its stockholders for monetary damages for breaches of a director's fiduciary duty to Fred Meyer. Liability may not be and has not been limited for breaches of the duty of loyalty, intentional misconduct, distributions made in contravention of Section 174 of the Delaware GCL or for any transaction in which a director derives an improper personal benefit. Reference is made to the Certificate incorporated by reference as Exhibit 3.1 hereto.

     Fred Meyer has a directors and officers liability insurance policy that, under certain circumstances, insures its directors and officers against the costs of defense, settlement or payment of a judgment.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any agreement, vote of stockholders or directors or otherwise.

Item 16. Exhibits.

     3.1 Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q for the quarter ended November 8, 1997, SEC File No. 1-13339.

     3.2 Bylaws of the Company. Incorporated by reference to Exhibit 3.2 of Form 10-Q for the quarter ended November 8, 1997, SEC File No. 1-13339.

     5.   Opinion of Counsel.

     23.1 Consent of Deloitte & Touche LLP (Portland, Oregon).

     23.2 Consents of Deloitte & Touche LLP (Seattle, Washington).

     23.3 Consents of Arthur Andersen LLP.

     24.  Power of Attorney.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on February 23, 1998.

                                       FRED MEYER, INC.


                                       By ROGER A. COOKE
                                          --------------------------------------
                                          Roger A. Cooke
                                          Senior Vice President, General Counsel
                                          and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 23rd day of February, 1998.

        Signature                         Title
        ---------                         -----


    *ROBERT G. MILLER             President and Chief
-----------------------------     Executive Officer
     Robert G. Miller             and Director (Principal
                                  Executive Officer)


    *DAVID R. JESSICK             Senior Vice President
-----------------------------     and Chief Financial
     David R. Jessick             Officer (Principal
                                  Accounting and
                                  Financial Officer)


    *RONALD W. BURKLE             Chairman of the Board
-----------------------------
     Ronald W. Burkle


    *VIVIAN A. BULL               Director
-----------------------------
     Vivian A. Bull


    *JAMES J. CURRAN              Director
-----------------------------
     James J. Curran

    *A.M. GLEASON                 Director
-----------------------------
     A.M. Gleason


    *BRUCE KARATZ                 Director
-----------------------------
     Bruce Karatz


    *JOHN G. KING                 Director
-----------------------------
     John G. King


    *ROGER S. MEIER               Director
-----------------------------
     Roger S. Meier


    *STEVEN R. ROGEL              Director
-----------------------------
     Steven R. Rogel


    *FRED L. SMITH                Director
-----------------------------
     Fred L. Smith


    *JEFFREY P. SMITH             Director
-----------------------------
     Jeffrey P. Smith


    *By ROGER A. COOKE
        --------------------------
        Roger A. Cooke
        Attorney-in-Fact

                                  EXHIBIT INDEX


                                                                      Sequential
  Exhibit                                                                Page
  Number      Document Description                                      Number
-----------   ------------------------------------------------------------------

  3.1         Restated Certificate of Incorporation of the Company.
              Incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q for the quarter ended November 8, 1997, SEC File No. 1-13339.

  3.2         Bylaws of the Company. Incorporated by reference to
              Exhibit 3.2 of the Company's Form 10-Q for the quarter ended November 8, 1997, SEC File No. 1-13339.

  5           Opinion of Counsel.

  23.1        Consent of Deloitte & Touche LLP (Portland, Oregon).

  23.2        Consents of Deloitte & Touche LLP (Seattle, Washington).

  23.3        Consents of Arthur Andersen LLP.

  24          Power of Attorney.